
                                                                                                                Exhibit 11.01

                                                     Elantec Semiconductor, Inc.

                                           Statement Re Computation of Per Share Earnings


                                                                                                 Years Ended September 30,
                                                                                            1996          1995           1994
                                                                                           ------------------------------------
                                                                                          (in thousands, except per share data)

     Net income                                                                            $4,389         $2,713         $1,125
     Adjustment to income (1)                                                                --             --                5
                                                                                           ------------------------------------
                                                                                            4,389          2,713          1,130
                                                                                           ====================================

     Common and common equivalent shares outstanding:
        Common stock                                                                        8,505          1,858          1,670
        Convertible preferred stock                                                          --            4,937          4,937
        Common stock options                                                                  827          1,055          1,105
                                                                                           ------------------------------------
                                                                                            9,332          7,850          7,712
        Common and common  equivalent  shares  related to stock
          and option  issuances in accordance with SAB Nos. 55,
          64, and 83                                                                         --               24             24
                                                                                           ------------------------------------

     Common and common  equivalent shares used in computing per
        share amounts                                                                       9,332          7,874          7,736
                                                                                           ====================================
     Net income per share                                                                  $ 0.47         $ 0.34         $ 0.15
                                                                                           ====================================

----------
(1) Net income per share has been computed using the modified treasury stock method. Assumed proceeds from the exercise of outstanding options and warrants exceeded amounts necessary to buy back 20% of the common shares outstanding at the end of each respective period. Such excess proceeds are assumed to be applied first to reduce any short-term or long-term borrowings, and any remaining funds are assumed to be invested in U.S. government securities or commercial paper.



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